THIS AGREEMENT is made the 11th day of October 1996
but is effective as of the first day of September 1996

B E T W E E N

(1)     BMG ENTERTAINMENT INTERNATIONAL UK & IRELAND LIMITED of
        Bedford House 69-79 Fulham High Street London SW6 3JW
        (hereinafter called "BMG" which expression shall include its successors and assigns) and

(2) The Company whose name address and company number are set out in paragraph 1 of the Schedule hereto (hereinafter called "Company" which expression shall include its successors and assigns)

WHEREAS

(1) BMG provides distribution services in relation to audio and audio-visual products and

(2) The Company wishes to avail itself of such distribution services on the terms and conditions herein set out

N O W  I T  I S  H E R E B Y  A G R E E D as follows:

1. DEFINITIONS

The following terms shall have the meanings set out herein:

1.1 "Affiliate of Company" shall mean Company's successors in title and any company firm person or record label which is directly or indirectly owned or controlled in whole or in part by Company and at BMG's election every company firm or person which is directly or indirectly owned or controlled in whole or in part by any person who directly or indirectly owns or controls Company in whole or in part.

1.2 "Applicable Fees" shall mean such fees as are set out in the Schedule hereto in respect of distribution services rendered hereunder by BMG to Company.

1.3   "BMG Distribution Centre" shall mean the premises at Lyng Lane
West Bromwich West Midlands England from which BMG operates its distribution services.

1.4 "Company Records" shall mean each Record derived in whole or in part from any Master Recording now or hereafter owned or controlled by Company or by any Affiliate of Company for the Territory during the Term and/or comprised in the catalogue of any third party in relation to which Company has any license or agreement relating to the release or distribution of Records during the Term

1.5 "Company Videograms" shall mean each Videogram derived in whole or in part from any Master Recording now or hereafter owned or controlled by Company or by any Affiliate of Company for the Territory during the Term and/or comprised in the catalogue of any third party in relation to which Company has any license or agreement relating to the release or distribution of Videograms during the Term

1.6 "Contract Year" shall mean each period of twelve months commencing on the first day of the Term hereof and thereafter commencing on the yearly anniversary of each such day.

1.7   "Customer" and "Customer Accounts" shall mean respectively

      (a) each retailer and wholesaler or any other party (including without limitation Company) to whom Company Records are shipped hereunder and

      (b) each account maintained and held by BMG in relation thereto

1.8 "Dealer Price" shall mean the Company's list price as advised by Company to BMG from time to time during the Term and showing the price at which each Company Record (or such Records if more than one such Record is packaged together) is available for sale in the Territory before deducting any discounts but after deducting any sales or other taxes levied on sales which form a recognized distinct element of such price and which are recoverable directly or indirectly as part of the selling price.

1.9 "Deletions" shall mean Company Records and Company Videograms deleted from Company's catalogue PROVIDED THAT no Company
Record and/or Company Videogram shall be treated as a Deletion hereunder unless the retail trade and BMG have been notified in writing of such deletion at the same time by Company.

1.10 "File Discounts" shall mean discounts which are negotiated by Company with its major retail and wholesale customers and which are notified by Company to BMG in writing and maintained by BMG from time to time on its computer file programme.

1.11 "Gross Invoice Value" shall mean the gross value of sales of Company Records and, Company Videograms at Dealer Price.

1.12 "LP" and "Company LP" shall mean respectively a Record and a Company Record (other than a Single) played at 33 1/3 rpm in double-sided disc form twelve inches in diameter (and the cassette compact disc or other equivalent thereof).

1.13 "Line" shall mean each Company Record and Company Videogram referable to a catalogue number designated by. Company.

1.14 "Master Recording" shall mean the original material object in which sounds with or without visual images comprising the material of any Record or Company Record or Videogram or Company Videogram are fixed by any method now known or later developed.

1.15 "Net Invoice Value" shall mean the Gross Invoice Value less the value of applicable File Discounts.

1.16  Intentionally Deleted

1.17  "Overstocks" shall mean those Company Records and Company
Videograms which exceed the Required Stock Level (as defined in clause 3.10 hereof) and in relation to which certain charges shall be made all as more particularly described in clause 3.10 hereof

1.18 "Pledge" shall mean the letter of Pledge as set out in Schedule 2 attached.

1.19 "Privileged Returns" shall mean returns of Company Records and/or Company Videograms (not being faulty or damaged returns or returns of Company Records and/or Company Videograms sent in error) which are permitted by virtue of a Privileged Returns scheme operated by Company with respect to Customers but only in the case where details of such scheme shall first have been supplied by Company to BMG in writing prior to the commencement of the Term hereof. Notwithstanding the foregoing in the event that Company does not operate such a scheme or details of such scheme have not been supplied by Company to BMG in writing prior to the commencement of the Term then at BMG's election "Privileged
Returns" shall; mean returns of Company Records and/or Company Videograms (not being faulty or damaged returns or returns of Company Records and/or Company Videograms sent in error) which are permitted by virtue of any Privileged Returns scheme operated by BMG with respect to Customers.

1.20 "Promotional Record Account" shall mean an account which will be debited with the value of such Company Records and/or Company
Videograms as are supplied to Company for the purpose of promoting sales of further Company Records and/or Company Videograms and in relation to which an Applicable Fee will be charged pursuant to paragraph 5 of the Schedule hereto.

1.21 "Record" shall mean any reproduction of a Master Recording in any currently available form or any which may later be developed and in which sounds with or without visual images can be perceived reproduced or otherwise communicated either directly or with the aid of a machine or other device including but not limited to vinyl discs (whether in LP or Single form), audio tapes and compact discs and which shall be technically suitable for release to the public. For the avoidance of doubt such definition shall not include Videograms as hereinafter defined.

1.22 "Single" and "Company Single" shall mean respectively a Record and Company Record (45 or 33 1/3 I pm) in double-sided disc form (including so-called EPs) which is not an LP and which is seven or twelve inches in diameter and the cassette and compact disc equivalent thereof.

1.23 "Stock Transfer Charge" shall mean the charge for picking packing and despatching Overstocks or any other quantities of Company Records or Company Videograms designated by BMG as stock transfers and subject to a Stock Transfer Charge prior to returning the same to Company or destroying the same and set out at paragraph 7 of the Schedule hereto.

1.24 "Term" shall mean the period set out in paragraph 2 of the Schedule hereto subject to the provisions hereof relating to extension of the Term and to termination of the agreement.

1.25 "Territory" shall mean the United Kingdom of Great Britain including Northern Ireland, the Channel Islands, and the Isle of Man.

1.26 "Videogram" shall mean all devices whether now known or hereafter devised by which audio-visual performances can be perceived reproduced or otherwise communicated either directly with the aid of a machine or by other means whether with or without sound and including for the avoidance of doubt all laser optical formats including without limitation CDV and laser disc.

2. GRANT OF RIGHTS

2.1 Company hereby grants to BMG the sole and exclusive right during the Term and in the Territory (as Company's sole agent) to distribute Company Records and Company Videograms hereunder to Customers. To this end and in connection with such grant of rights Company hereby acknowledges that BMG shall have the exclusive right (as Company's sole agent) to invoice all Customers in relation to all supplies of Company Records and Company Videograms PROVIDED THAT nothing shall compel BMG to distribute Company Records or Company Videograms to any Customer who is subject to a credit referral by BMG s credit control department and/or with whom in any circumstances BMG does not wish to trade.

2.2 For the avoidance of doubt Company shall undertake all selling, marketing and promotion of Company Records and Company Videograms and Company shall utilize its own sales representatives for the purposes of soliciting orders of Company Records and Company Videograms which orders shall then be submitted by Company to BMG in accordance with the terms hereof. BMG confirms that BMG's Retail Services operation may be used for the purposes of receiving orders for Company Records and Company Videograms. No Company Record or Company Videogram sold by Company's sales force may be sold for cash.

2.3.1 Subject as provided herein BMG shall provide a distribution service for Company Records and Company Videograms comparable to that provided by BMG for Records and Videograms distributed for its own account or any of its other distributed labels and such service shall include storing, handling, invoicing, picking, packing, delivery and reasonable commercial endeavors (not including commencement of legal proceedings) to collect monies when due.

2.4 In consideration of the services of BMG to be rendered to Company as herein provided Company shall pay to BMG the Applicable Fees namely

(a) the domestic fee set out at paragraph 3 of the Schedule in respect of distribution of Company Records and Company Videograms to each Customer

(b) Intentionally deleted.

(c) the fee set out at paragraph 6 of the Schedule in respect of Company Records and Company Videograms distributed and allocated to the Promotional Record Account and

(d) the Stock Transfer Charge set out at paragraph 7 of the Schedule in respect of stock transfers of Company Records and Company Videograms

(e) a fee of 14p in respect of music cassettes (MC) and 24p in respect of CD's for each MC or CD case corresponding to Company Records which BMG changes in respect of Company Records returned to BMG by reason of standard cases of the same being cracked but otherwise in saleable condition

The Applicable Fee set out in (a) above shall be calculated on the Gross Invoice Value of Company Records and Company Videograms shipped during the month relating to which the Applicable Fees are charged. The Applicable Fees set out in (c) and (d) above shall be calculated on the Dealer Price of each Company Record and Company Videogram in respect of which such Applicable Fees are charged.

2.5 Such Applicable Fees and any other deductions specified herein shall be deducted from sums paid by or collected from Customers by BMG in respect of Company Records and Company Videograms distributed to them by BMG on behalf of Company.

2.6 The rights hereby granted shall not be interpreted in any manner which may directly or indirectly contravene or conflict with the principles of the Treaty of Rome 1957, nor with any applicable decisions, rules provisions or other legislation binding the United Kingdom as a member of the European Economic Community together with any resulting legislation within the United Kingdom.

2.7 The coming into effect of this Agreement is conditional upon the Company executing and delivering to BMG a Pledge in the form attached as
Schedule 2.

3. STOCK

3.1 Company shall supply to BMG during the Term stocks of Company Records and Company Videograms in their sleeves or other packaging together with all inserts which shall for the avoidance of doubt already be inserted in such packaging together with any point-of-sale or other material intended for distribution to Customers.

3.2 Company shall be solely responsible for monitoring stock levels of Company Records and Company Videograms and shall ensure that BMG at all times has adequate supplies thereof to fulfil demand therefor.

3.3.1 The stock risk in Company Records and Company Videograms and point of sale/marketing materials shall pass to BMG upon delivery of the same to BMG's storage racks and BMG's liability shall be limited as hereunder provided and in particular shall be limited to the extent of the insurance cover afforded BMG as provided under sub-clause 3.5 hereof.

3.3.2 Title to the Property in Company Records and Company Videograms shall remain vested in Company up to the point at which such Title passes to Customers by virtue of the exercise by BMG of its rights hereunder as Company's agent and subject to BMG's rights under this Agreement and in particular (but without limitation) sub-clause 3.11 hereof and BMG's rights under the Pledge.

3.3.3     For the avoidance of doubt Company hereby irrevocably appoints
BMG as its sole duly authorized agent for all-purposes connected with the rights granted to BMG by Company under this Agreement and without limiting the foregoing Company irrevocably appoints BMG as its sole authorized agent for the purposes of passing Title to the property in Company Records and Company Videograms to Customers in accordance with BMG's Terms and Conditions of Sale (from time to time) and (if applicable) in accordance with the terms and conditions of the Pledge.

3.4 No payment shall be due from BMG in respect of any Company Record or Company Videogram which is not invoiced by BMG or is invoiced and returned.

3.5 BMG shall procure that Company Records and Company Videograms stored at the BMG Distribution Centre are insured under any comprehensive BMG policy covering Records, Videograms and such other materials including packaging as aforesaid. In the event that any Company Records and/or Company Videograms shall be lost or damaged in transit by any carrier for BMG then BMG shall ensure that Company shall have the same remedies against such carrier as BMG would have had if Company Records lost or destroyed had been Records distributed by BMG for its own account.

3.6 BMG shall maintain accurate stock information relating to Company Records and Company Videograms and shall promptly prepare and supply to Company free of charge any-sales and inventory or other reports as are routinely available to any of BMG's distributed labels. Any other data or reporting systems required by the Company shall be provided at the discretion of BMG and at Company's cost.

3.7 Company shall be permitted once in each Contract Year of the Term at reasonable times during normal working days to check the stock held at BMG's Distribution Centre provided it shall have given BMG reasonable notice of its intention to do so and provided that no disruption to BMG's distribution services shall be caused thereby.

3.8 BMG shall once in each Contract Year of the Term undertake a physical check of stock and a representative of Company shall be entitled to attend such stock check.

3.9 Finished stock discrepancies (including sleeves and printed labels) exceeding one percent (1 %) of the total of gross shipments of Company
Records and Company Videograms during each Contract Year (and pro-rata for any period of less than one year at the end of the Term) shall be credited to Company. Such credit shall be based on the manufacturing price in effect at the end of the applicable Contract Year and shall be accounted for to Company in the Accounting (as hereinafter defined) in respect of the final month of each such Contract Year (or the last month of the Term as the case may be).

3.10 Stock Review: Overstocks and Deletions

3.10.1 The parties hereto shall undertake a calendar monthly sales performance review of each Line distributed by BMG hereunder in the manner set out below and Company shall adjust its stocks of Company Records and Company Videograms at BMG's Distribution Centre in accordance with the findings of each such review as follows:

Each calendar month following the expiry of two (2) months after the release of each Company Record and Company Videogram, BMG and Company shall review the preceding eight weeks' sales, together with the level of stocks held by BMG of such Company Records and Company Videograms. Such information shall be processed by BMG's computer systems which will assess (by applying a weighted average to previous sales achieved) the necessary level of stocks for the six
(6) months ensuing each such monthly review, such stock level being referred to as "the Required Stock Level". Stocks of such Company Records and Company Videograms held or received by or at BMG's Distribution Centre subsequent to each such review and which exceed the Required Stock Level (ie. Overstocks) shall be subject to a pick-slot rental fee charged per month on the following basis. For the purpose of computing such pick-slot rental fee Overstocks in respect of each Line shall be notionally divided into sections of up to one thousand five hundred (1,500) units each ("the Overstock Sections")

(a) If the number of Company Records and Company Videograms within each Overstock Section numbers between one (1) and one hundred and fifty (150) then such Overstock Section shall be subject to a charge of two pounds and twenty pence (L2.20) per month.

(b) If the number of Company Records and Company Videograms within each Overstock Section numbers between one hundred and fifty one (151) and six hundred (600) then such Overstock Section shall be subject to a charge of four pounds and forty pence (L4.40) per month.

(c) If the number of Company Records and Company Videograms within each Overstock Section numbers between six hundred and one (601 ) and one thousand five hundred (1,500) (in the case of Company Records (and one thousand (1,000) in the case of Company Videograms)) then such Overstock Section shall be subject to a charge of six pounds and sixty pence (L6.60) per month.

(d) By way of example of the foregoing, if one thousand seven hundred (1,700) Company Records within a particular Line are Overstocks then the fee charged shall be six pounds sixty (L6.60) per month in respect of the first Overstock Section of one thousand five hundred (1,500) units, and four pounds forty (L4.40) per month in respect of the second Overstock Section of two hundred
(200) units, making a total pick slot rental fee of eleven pounds (L11.00) per month in respect of such Line.

(e) If Company shall instruct BMG to remove Overstocks (or Deletions as the case may be) to a location other than the BMG Distribution Centre, then the "Stock Transfer Charge" set out at paragraph 7 of the Schedule shall be made in respect of each unit of Company Records and/or Company Videograms handled by BMG as an Overstock or Deletion. BMG shall not be obliged to comply with any instruction in-this regard which shall in BMG's opinion be likely to result in any breach of the terms of this agreement.

The rates set out in this clause may be increased by BMG once during each Calendar Year of the Term and upon written notice.

3.10.2 Overstocks and Deletions may be destroyed by BMG either upon Company's written instruction or at BMG's election following thirty (30) days from BMG's notification to Company of its intention to destroy the same PROVIDED THAT Company has not notified BMG in writing of its intention to sell Overstocks or Deletions at a reduced Dealer Price or to remove such Overstocks or Deletions elsewhere. Such removal must occur promptly following Company's notification of its intention to do so and shall be subject to the provisions of paragraph (e) above.

3.11 Without prejudice to BMG's rights under the Pledge at the end of the Term (whether by effluxion of time or otherwise) Company shall within thirty
(30) days thereof collect all remaining unsold stocks of Company Records and Company Videograms together with any promotional material of any description held by BMG SUBJECT TO any lien which BMG may elect to exercise over such unsold stocks in respect of any debts due from Company to BMG or to any other company within the BMG Group of companies. (For the avoidance of doubt, if BMG exercises its lien aforesaid Company hereby grants BMG the right to sell such unsold stocks and to apply the proceeds from such sale against sums owed by Company to BMG or a Company within the BMG Group of Companies aforesaid.) BMG shall be entitled at the end of such thirty (30) day period to destroy such remaining unsold and uncollected stocks of Company Records and Company Videograms without further notice and with no liability to Company.

3.12 Accurate records of any Company Records and Company Videograms destroyed by BMG pursuant to the terms hereof shall be maintained by BMG and an affidavit of destruction shall be supplied to Company upon request.

3.13 Company shall keep true and accurate records of all transactions relating to Overstocks and Deletions and shall permit BMG or any firm of chartered accountants nominated by BMG to inspect and verify such records and to take copies thereof at any time during usual business hours during the Term (but no more than twice during each period of twelve (12) months) and once within a period of twelve (12) months following the expiration of the Term

4. CONDITIONS OF SALE OF COMPANY RECORDS AND COMPANY VIDEOGRAMS

4.1 Subject as hereinafter provided Company agrees that all Company Records and Company Videograms shall be distributed and supplied to Customers by BMG hereunder pursuant to BMG's Standard Terms and Conditions of Sale a copy of which is annexed hereto.

4.2 No liability is accepted by BMG in respect of Company Records or Company Videograms which are sold by any agent of Company (excluding BMG) or other third party on terms which differ from those set out herein.

4.3 Company shall designate in writing prior to the pre-release distribution of any Company Record or Company Videogram the Dealer Price of each such Company Record and Company Videogram. Company shall be responsible for keeping BMG informed in a timely manner of any alterations in any Dealer Prices.

4.4 File Discounts shall be deducted from the Gross Invoice Value appearing on each statement rendered hereunder to Company by BMG as if they were an Applicable Fee and charged to Company pursuant to clause 2 hereof.


4.5 Notwithstanding the provisions set out above in relation to File Discounts, Company may request in writing of BMG that BMG shall in relation to a Company Record offer a level of discount to certain customers which differs from the usual File Discounts. Such arrangement shall be described as a "Special Discount". Provided that Company requests any Special Discount at least thirty (30) days in advance of the release of the Company Record to which such proposed Special Discount relates, and provided that BMG agrees in writing to each Special Discount in relation to each Customer proposed by Company no later than seven (7) days before such release, then the Special Discount shall be applied to sales of such Company Record and shall be deducted from Gross Invoice Value in the same manner as File Discounts.

4.6  Returns

4.6.1 Company acknowledges that faulty or damaged Company Records and Company Videograms shall be returned to BMG in accordance with its Standard Terms and Conditions and in compliance with statutory requirements. Unless otherwise agreed in writing, upon receipt by BMG such returns shall be treated as follows:

(a) in the case of MC or CD versions of Company Records which have been returned to BMG by reason of standard cases being cracked or damaged (but not for any other reason) BMG shall replace the cracked or damaged case with a new "standard" case and return the re-packaged Company Record to inventory. If BMG undertakes such replacement service BMG shall charge Company the fee(s) set out at 2.4(e) of this Agreement. For the avoidance of doubt this clause
4.6.1 (a) shall only apply to CD's or MC's in standard cases and which are returned solely by reason of such casing being damaged or cracked

(b) subject to 4.6.1 (a) above all faulty or damaged Company Records and Company Videograms shall be scrapped.

In accordance with its Standard Terms and Conditions in the case of units returned as faulty, damaged or sent in error, BMG shall issue Customers with replacement Company Records and/or Company Videograms or issue a credit in respect thereof to the applicable Customer.

4.6.2 With respect to "Sale or Return" schemes, Company may not reach any agreement with Customers which would allow for any "Sale or Return" scheme to be employed in relation to any Company Record or Company Videogram unless Company has notified BMG in writing in advance of such scheme setting out all the terms thereof and BMG has agreed in writing to accept such a scheme

4.6.3 BMG shall have the right to accept all returns of Company Records and/or Company Videograms of any nature. With respect to returns of Company Records and/or Company. Videograms which are not Privileged Returns, sent in error, faulty or damaged, BMG shall not be obliged to accept such returns unless they have been pre-authorized in writing by Company and notified to BMG. With respect to returns made as part of a "Sale or Return Scheme" BMG shall not be obliged to accept such returns unless Company has complied with the provisions of Clause 4.6.2 above. With respect to any returns accepted by BMG and not treated in accordance with 4.6.1 (a) and/or (b) of this Agreement BMG shall sort such returns by catalogue number and adjust such returns back into inventory. Notwithstanding the foregoing Company hereby indemnifies BMG against any loss or damage which may be caused to BMG by BMG's processing in good faith of unauthorized or otherwise disputed returns of Company Records and/or Company Videograms.

4.6.4 BMG shall, when rendering an Accounting to Company (as defined in clause 6 hereof) deduct the value of all actual returns including without limitation Privileged Returns, and returns of Company Records and/or Company Videograms which are sent in error or which are faulty or damaged. In addition BMG shall (whether these are replaced by Company or whether a credit to the applicable Customer is granted by Company) make a deduction from sums otherwise due to Company as a reserve against potential returns of Company Records and Company Videograms distributed hereunder and being sum equivalent to such percentage of the Gross Invoice Value as is set out in paragraph 8 of the Schedule hereto and referred to herein as the Returns Reserve. The Returns Reserve shall be released (subject to the terms hereof) in the Accounting for the month ending no later than three (3) months after the month in respect of which such Returns Reserve was taken. Notwithstanding the aforegoing:

(a) BMG shall be entitled to increase the Returns Reserve to twenty five per cent (25%) of the Gross Invoice Value in the Accounting for the last four months of the Term and/or in the Accounting for any month when BMG reasonably anticipates that the Returns Reserve will be insufficient to cover returns of Company Records and Company Videograms during subsequent months after such Accounting

(b) BMG shall have no liability to make any payment to Company if on the date of any Accounting ("the Accounting Date") the value of returns received prior to such Accounting Date exceeds the aggregate of payments due to Company after deduction of the Returns Reserve and all other deductions hereunder. In such event no further payment to Company shall be made until such time as by reason of the sale of further Company Records and/or Company Videograms the aggregate of payments due to Company on an Accounting Date (after deduction of the Returns Reserve and all other deductions hereunder) exceeds the value of returns received by BMG since the last Accounting Date on which payment was made to Company. BMG shall be entitled to charge interest on sums outstanding in Company's account with BMG hereunder at the rate of 3% above Barclays Bank pie's base lending rate until such time as Company's account is restored to a credit balance or otherwise repaid to BMG's satisfaction.

4.6.5 Notwithstanding the foregoing it is hereby agreed that if at any time in any Contract Year the total value of credits thus far issued to Customers in that Contract Year in respect of non-faulty returns shall exceed 7.5% of the Gross Invoice Value of all Company Records and Company Videograms thus far shipped in that Contract Year, then a further fee of 6% of Dealer Price shall be charged to Company by BMG in respect of each non-faulty unit returned thereafter for the remainder of that Contract Year. This fee (to be referred to as the "Returns Handling Charge") shall be treated as an Applicable Fee and charged to Company pursuant to clause 2 hereof.


4.7    Invoices

4.7.1 In accordance with BMG's own policy for its Records, BMG undertakes to prepare invoices to Customers in respect of all Company Records and Company Videograms distributed pursuant to this Agreement and to use its reasonable endeavors to collect amounts due from such Customers pursuant to all such invoices in accordance with its collection policy for invoices relating to its own Records and Videograms.

4.7.2 Without prejudice to the above, Company shall be responsible for and Company's account and statement with and from BMG shall be charged with all bad debts arising out of non-payment of any invoice or part thereof relating to Company Records and Company Videograms. Such bad debts shall be charged to Company when the unpaid invoice in question is referred for legal action and/or to a bad debt collection agency and/or when BMG has reason to believe that such unpaid invoice is likely to become a bad debt. In the event that the invoice is paid (whether in part or in full) then such monies less the administration costs relating thereto and the legal costs and expenses of recovering the same shall be credited to Company's account.

5.   OTHER SERVICES PROVIDED BY BMG

5.1   Intentionally deleted.

5.2   MARKETING FACILITIES

5.2.1 BMG shall procure for Company upon request the services of any company engaged by BMG for the mailing and distribution to the trade and otherwise hereunder of promotional literature (herein sometimes referred to as "Dealer Mail-Outs") which shall be delivered by Company at its sole cost and expense to the relevant company's premises (the minimum number of A4 sheets required for any particular mail out being 3,000). Company hereby expressly warrants, represents and undertakes to and with BMG and shall ensure that the content of any such literature shall comply with the Trade Descriptions Act and any other applicable regulations laws or statutes and shall not infringe the copyright of any third party nor shall be obscene or defamatory.

5.2.2 The delivery of release sheets and other promotional literature to the BMG Distribution Centre or to such other location designated by BMG not less than 48 hours prior to the date of such mail out as notified by BMG to Company shall be Company's responsibility and BMG shall have no liability in relation thereto.

5.2.3 The charge for the use of BMG's Dealer Mail-Out facility shall be that set out at paragraph 9 of the Schedule

6.    ACCOUNTING

6.1 BMG shall account to Company for Company Records and Company Videograms distributed and invoiced by BMG to Customer Accounts in each calendar month ofthe Term hereunder by rendering to Company a statement on the forty fifth day after the end of each such month ("an Accounting") showing in respect thereof (inter alia) the Gross Invoice Value during the month to which the Accounting relates and the Applicable Fees due to BMG in respect of its services to Company PROVIDED ALWAYS THAT when such forty fifth day shall fall on a Bank Holiday or Saturday or Sunday then the relevant Accounting shall be rendered on the next working day thereafter.

6.2 Company shall not permit Customers to take any reserves or retentions nor otherwise come to any arrangement which shall allow Customers to pay other than full invoice value by the due date unless by prior written arrangement with BMG. If, notwithstanding such provision, Customers make such retentions or delay payment for any reason pursuant to such unauthorized arrangement or otherwise howsoever, BMG shall be entitled to withhold from Company the same amount so withheld retained or delayed by such Customers until payment of such sums is received by BMG, without incurring any liability to Company.

6.3 Company shall upon execution of this Agreement deliver to BMG a fully completed and duly executed undertaking in the form a copy of which is annexed hereto and marked "VAT SELF BILLING SCHEME". Pursuant thereto BMG shall (without thereby incurring any liability to Company in respect thereof) submit VAT invoices to HM Customs and Excise in respect of supplies on behalf of Company of Company Records and Company Videograms to Customers during the month to which each Accounting relates and PROVIDED THAT such undertaking is executed, BMG shall remit sums including VAT payments when Accounting to Company hereunder subject to clause 6.4 hereof.

6.4 When rendering such Accounting BMG shall pay to Company the balance of the Gross Invoice Value for which BMG itself has received full payment from Customers after deduction from the Gross Invoice Value of the Applicable Fees and any other deductions made hereunder including without limitation the repayment instalments referred to in clause 10, bad debts, File Discounts, Special Discounts, reserves and retentions and the value of any returns of any description.

7.   AUDIT:

Company shall have the right upon giving BMG not less than 90 days' prior written notice to appoint an independent firm of chartered accountants to inspect during the Term (but not more than once during each consecutive twelve (12) month period thereof) and once thereafter within a period of twelve (12) consecutive months following the expiration of the Term and during normal working hours those documents relating solely to Company Records and Company Videograms distributed by BMG hereunder and the calculation of sums payable to Company hereunder. No firm or person shall be designated as such accountant if their remuneration is to be calculated wholly or partially by reference to the amount of any discrepancy revealed by such inspection. In the event that an accountant is or is employed by a member of a firm which is involved in a similar inspection of BMG's documents for any third party as of the date designated in the notice hereunder then such accountant may not be used for such inspection. Company shall procure that its accountant will prior to the start of any inspection hereunder execute an undertaking to BMG to treat as confidential all information regarding BMG's affairs and business which he may acquire in the course of such inspection and not to disclose same to any person except to the extent necessary to discharge his responsibility to Company in relation to such inspection. Unless within two (2) years of the date of any statement rendered hereunder Company shall have notified BMG in writing of any specific objections thereto such statement shall be conclusive evidence as to the total monies payable by BMG to Company hereunder during the period covered by such statement and final and binding upon and not open to dispute by Company

8.   CONTINGENCIES:

8.1 Neither party shall be liable to the other for failure to fulfil any of its obligations hereof or for delay hereunder if such failure or delay shall be due caused by or resulting from adverse weather conditions, war, fire, strike, lock-out, riot, act of God, legal act of any public or governmental authority, shortage of raw materials or labor or outbreak of hostilities (whether or not war is declared), act of terrorism, insurrection, civil disturbance, flood, explosion, accident, theft, any act by any trade union or any circumstances beyond the control of that party

8.2 Notwithstanding any contrary provision contained herein, BMG shall have the right without liability to Company or any third party to decline the distribution of any Company Record or Company Videogram which it has reasonable cause to believe (a) may be in violation of any statute or regulation or (b) may subject BMG to civil or criminal liability or (c) may cause industrial unrest or disruption or (d) may put BMG in violation of any agreements entered into by BMG or (e) may contain obscene or defamatory material or (f) may in BMG's good faith business (or legal) judgment be in contravention of public morals, contain libelous matter, violate or infringe the copyright, moral rights, performance rights the rights of privacy or any other rights of any person and/or infringe existing common law or statutory rights or subject BMG to claims or demands from third parties or (9) may be detrimental to the name or reputation of BMG

8.3 If BMG shall be unable or shall elect to decline to perform its obligations hereunder as a result of any such contingency or condition as mentioned in clauses 8.1 or 8.2 hereof Company may as its sole remedy make other arrangements (at its sole cost and expense) with respect to the specific Company Records and/or Company
Videograms affected by such contingency or condition and for the duration thereof PROVIDED THAT Company shall have first given
BMG prior written notice of its intention to make such other arrangements and such contingency still exists at the time such arrangements are intended to become effective

9.   TERMINATION AND EXPIRATION:

9.1 Either party may terminate this Agreement by prior written notice to the other if the other of them shall commit any material breach of this Agreement (otherwise than as a result of any contingency referred to in clause 8 hereof) and shall not remedy the-same (if same is capable of being remedied) within thirty days after receipt of notice in writing from that party specifying the breach and calling for the same to be remedied or shall not have commenced within such period with due diligence to remedy the breach complained of in as short a time as is reasonably practicable or, having so commenced, shall not continue so to remedy same.

9.2 If Company shall compound or make any arrangement with its creditors or go into liquidation (other than a voluntary liquidation for the purpose of amalgamation or reconstruction) or have a receiver appointed of any of its assets then BMG shall have the right by service of notice in writing to terminate the Term of this Agreement.

9.3 Either party may terminate this Agreement by prior written notice to the other if any contingency referred to in clause 8.1 hereof shall prevent that other party from performing its obligations hereunder for a continuous period of six months.

9.4 BMG shall have the option (by service of notice in writing) to terminate the Term of this Agreement forthwith in the event that by the end of any Contract Year the aggregate gross invoice value of sales of Records and Videograms distributed by BMG on behalf of Company during the whole of such Contract Year shall be less than five hundred thousand pounds (L500,000).

9.5 The termination howsoever occasioned of this Agreement shall be without prejudice to any rights or obligations already accrued prior to such termination and shall not destroy or diminish the binding force of any of the provisions of this Agreement which are expressly or by implication to come into effect or to continue to be effective on or after such termination

9.6 The provisions of clauses 3.11 and 3.12 hereof (relating to disposal of stocks) shall apply upon termination or expiration of the Term.

9.7 Without limiting the provisions of clause 4.6.4 hereof, upon serving notice pursuant to clauses 9.1, 9.2, 9.3 or 9.4 hereof, reasonable reserves (if necessary in excess of the Returns Reserve) may thereafter be retained by BMG until final accounting occurs which shall take place within 120 days after such termination or expiration and thereupon (subject to any other remedies available to BMG in respect of any unremedied breach of this Agreement by Company) all such retentions pursuant to this Clause (and Clause 4.6.4 hereof) shall be fully liquidated.

Notwithstanding the foregoing

(a) BMG may make a reasonable deduction from sums payable to Company in the event of any dispute remaining unresolved by such time; and

(b) any SOR retentions shall be maintained until all such SOR sales have been returned; and

(c) if any retentions made hereunder are insufficient to cover returns hereunder BMG shall invoice Company in respect of such deficiency and Company will pay to BMG the amount so invoiced within thirty (30) days following the date of such invoice

10.  WARRANTIES AND REPRESENTATIONS:

Company hereby represents and warrants to BMG:

10.1 that it has and will at all times during the Term have all such rights in respect of Company Records and Company Videograms and otherwise as are necessary to enable it to enter into this Agreement and to grant BMG the rights herein granted and for Company to perform its obligations hereunder and such rights are and will remain free from any Pledges, charges, mortgages, liens or any other encumbrances;

10.2 that the distribution and sale of any Company Records and Company Videograms and related materials hereunder shall be in accordance with the BPI Code of Conduct (a copy of which Company acknowledges it has received from BMG) and will not as the result of any act or omission by Company contravene any Act of Parliament, statutory instrument, regulation or by-law and will not infringe any patent, trademark or copyright or any rights of any third party and BMG shall have no liability in respect thereof

10.3 that all artists' and copyright royalties (including value added or similar tax thereon) and any other similar charges of whatsoever nature payable to any third party in respect of any Company Records and Company Videograms manufactured sold or distributed hereunder shall be the sole responsibility of Company and BMG shall have no liability in respect thereof

10.4 that it is under no disability, restriction or prohibition in respect of its rights to enter into this Agreement and to perform its obligations hereunder and that it has not entered into and will not enter into any agreement with any third party which in any way conflicts or is incompatible with any of the terms of this Agreement or derogates from or otherwise adversely affects any rights granted to BMG hereunder

10.5 neither the Company Records and Company Videograms delivered hereunder nor any material embodied therein or associated therewith (including without limitation promotional literature) shall infringe the rights of any third party or be obscene, defamatory of any person, firm or company or be in violation of the Trade Descriptions Act or any and all other applicable statutes and regulations

10.6 except as otherwise provided herein all costs and charges and expenses incurred or to be incurred in connection with Company
Records and Company Videograms and the making of Master
Recordings embodied in Company Records and Company Videograms shall be the sole responsibility of Company and shall be promptly paid in full by Company when due

10.7 that it is the exclusive owner of all trademarks, trade names and logos used by Company in connection with Company Records and Company Videograms and that no other person or entity has an interest therein or any grounds for disputing Company's use thereof.

10.8 that it shall be fully responsible for any and all "VAT" in connection with Company Records withdrawn from the Promotional Record Account

10.9 that Company shall ensure that the outer sleeve or other outer packaging of all Company Records and Company Videograms distributed and sold hereunder shall bear in the appropriate place the legend "Distributed by BMG Entertainment International UK & Ireland Limited" or any other appropriate legend which BMG shall notify that Company shall employ in substitution therefor and so that the name and logo of BMG shall always appear in the type-face directed by BMG and in accordance with the artwork provided by BMG. BMG in this connection hereby grants to Company a non-exclusive licence during the Term to use its logo or mark solely for the purposes set out herein and not otherwise.

11.  INDEMNITIES:

Company undertakes and agrees that it shall upon demand by BMG fully indemnify BMG and keep it indemnified against all actions, claims, demands, liabilities, costs, charges and expenses whatsoever (including reasonable legal fees and expenses) which may be brought against BMG or which BMG may sustain suffer or incur by reason of any breach or alleged breach or non-observance of any provisions hereof or any guarantee, warranty or representation or undertakings given by Company hereunder being untrue, inaccurate or unfulfilled. In the event of any claim being made to which this indemnity applies BMG may withhold from any sums payable by BMG to Company under this Agreement and any other agreements between the parties hereto an amount reasonably sufficient to meet such claim or potential claim BMG shall give Company prompt notice in writing of any claim made to which this indemnity applies and BMG shall advise Company of any monies withheld hereunder in respect thereof, Company shall have the right to participate in the defense of such claim at Company's sole expense. BMG shall not settle any claim without Company's consent which consent shall not be unreasonably withheld or delayed

12.  MISCELLANEOUS:

12.1 Assignment The benefit and/or burden of this Agreement to BMG and the rights and/or obligations of BMG hereunder may be freely assigned by BMG. The Company may not assign the benefit or burden of this agreement

12.2 Partnership Nothing herein contained shall constitute a partnership or joint venture between the parties or constitute either party the representative or agent of the other. Neither party shall hold itself out as carrying on business in circumstances contrary to the provisions of this Agreement and neither party shall become liable by reason of any representation, act or omission of the other party contrary to such provisions

12.3 Notice All notices hereunder and all requests and approvals in connection herewith shall be in writing and shall be addressed as follows :

To: The Company at the address specified in the Schedule hereto
To: BMG at Lyng Lane West Bromwich West Midlands B70 7ST Attention: Director, Distribution and Operations and a copy to BMG Entertainment International UK &
Ireland Limited Bedford House 69-79 Fulham High Street LONDON SW6 3JW
Attention: Director, Business Affairs or such other address as may be so notified in writing. Notices shall be sent by recorded delivery or registered post or personal delivery and shall be deemed to be given on the day on which they are sent in such manner

12.4 Modification The terms and provisions herein constitute the entire agreement between the parties and shall supersede all previous communications either oral or written. No modification amendment or waiver of this Agreement or any provision hereof shall be binding upon any party unless confirmed in writing under their hands or the hands of their duly authorized representatives. No waiver of any provisions of or default under this Agreement shall affect any party's right thereafter to enforce such provision or to exercise any right or remedy hereunder

12.5 Headings. Clause headings used herein are for convenience of reference only and are not part of the clause and shall not be used in construing the clause or this Agreement

12.6 Extension of Term. BMG shall have an irrevocable option to extend the Term by a further two (2) years ("the Extension Period") which option shall be exercisable by notice in writing given by BMG to Company no later than three (3) months prior to the date when the Term would otherwise expire. In the event that BMG exercises its option to extend the Term in accordance with this clause 12.6 the Extension Period shall commence on the first day of September
1998 and all of the terms and conditions contained herein shall apply in respect thereof SAVE THAT the Applicable Fees shall be subject to renegotiation (both parties acting in good faith) using as a guide the preceding Contract Year's Applicable Fees.

12.7 Governing Law. This Agreement and any and all extensions and/or modifications thereof shall be governed by and construed in accordance with the laws of England and the High Court of England and Wales shall have exclusive jurisdiction to determine all matters arising hereunder

AS WITNESS the hands of the duly authorized representatives of the parties hereto the day and year first above written.

SIGNED/s/John W. Hendson
For and on behalf of:- In the presence of:-/s/S. Smith
BMG ENTERTAINMENT INTERNATIONAL
UK & IRELAND LIMITED

SIGNED/s/
For and on behalf of:- In the presence of:
IMMEDIATE RECORDS LIMITED

                        DISTRIBUTION AGREEMENT
                               SCHEDULE
                  TO THE AGREEMENT DATED 11th October 1996

      1.  Company Name:  IMMEDIATE RECORDS LIMITED
          Address:       10 Molasses Row
                         Plantation Wharf.
                         LONDON SW11 3TW

             (for BMG administrative purposes only:
             Contact Name: Tony Calder/Bill Kimber
             Telephone No. 0171 978 6778

             Fax No. 0171 978 6559/6530)
          Company No:   3154022

2.   Term: Two (2) years commencing 1st September 1996

3.    Domestic Fee (both Audio and Video): twelve percent (12%)

PROVIDED THAT in the event that by the end of any Contract Year the aggregate gross invoice value of sales of Records and Videograms distributed by BMG on behalf of Company during the whole of such Contract Year shall exceed one million pounds (L1,000,000), then the Domestic Fee for the whole of the next following Contract Year only shall be eleven percent (11%)

AND PROVIDED FURTHER THAT in the event that by the end of any Contract Year the aggregate gross invoice value of sales of Records and Videograms distributed by BMG on behalf of Company during the whole of such Contract Year shall exceed two million pounds (L2,000,000), then the Domestic Fee for the whole of the next following Contract Year only shall be ten percent (10%)

4.   Intentionally deleted

5.    Intentionally deleted

6.   Promotional Fee (both Audio and Video): 5% on Dealer Price

7.   Stock Transfer Charge:  5% on Dealer Price

8.    Returns Reserve: 15%

9. Dealer Mail-Out: 14p per A4 sheet - (A minimum of 3,000 sheets required for BMG to provide this service)


                    V.A.T. SELF-BILLING SCHEME

                      U N D E R T A K I N G

We, the undersigned, in consideration of BMG Record UK Limited's ("BMG's") promise to use its reasonable endeavors to notify HM Customs
& Excise in a timely manner of the details of all supplies of Company Records and Company Videograms (as defined in the agreement annexed hereto) occurring in each month of the Term (as defined likewise), such procedure being referred to as "the Self-Billing System", hereby consent and undertake as follows:

    1. to co-operate fully with and to execute any documents required by BMG for the Self-Billing System

    2. to issue no tax invoice in respect of any transactions covered by the Self-Billing System

    3. to notify BMG immediately in the event that we shall be de registered for VAT purposes and to indemnify BMG in respect of any VAT which may incorrectly be paid to us following our failure so to notify BMG

    4. to notify the Distributed Labels Accountant of BMG (whose present details are, for administrative purposes, given below) of any change in any details such as the VAT number given below or our address

It is hereby acknowledged by us and by BMG that the Self-Billing System has been approved by HM Customs & Excise and that we are not thereby relieved of any of our statutory or other legal duties in respect of our accounting thereto in respect of VAT or other excise duty payments. BMG shall be indemnified by us and held harmless from any claims costs or damages which may at any time be made or ordered against us by HM Customs & Excise or otherwise in respect of tax invoices raised pursuant to the Self-Billing System.

NAME UNDER WHICH REGISTERED: IMMEDIATE RECORDS LIMITED

V.A.T. REGISTRATION No:672 0233 62

DATE OF V.A.T. REGISTRATION:......................................



    DATE:               SIGNED:/s/

    duly authorized for and on behalf of
IMMEDIATE RECORDS LIMITED

    ......              /s/E.A. Wallace
                          (SECRETARY)

Please return to: Wendy Wright
                  Distributed Labels Accountant
                  BMG Entertainment International UK & Ireland Limited Bedford House
                  69-79 Fulham High Street
                  London SW6 3JW

                            SCHEDULE 2

BMG Entertainment International
UK & Ireland Limited
Bedford House
69-79 Fulham High Street
LONDON SW6 3JW

Dear Sirs,

In consideration of BMG enforcing into the attached Distribution Agreement (as hereinafter defined) with us, we the undersigned (the "Pledgor") undertake to and agree with BMG as follows:

    1. Definitions

    1.1 In this Pledge unless the context otherwise requires:

"Pledged Goods" means: all goods and warrants delivery orders warehouse-keepers' certificates or receipts and all documents of title and the goods to which the same relate which are now or may in the future be deposited or lodged with or otherwise in the possession of or transferred to or warehoused or stored in the name of BMG or its agents or nominees or otherwise held by or to its or their order or under its or their control whether for safety, custody, security or for any specific purpose or generally, and including without prejudice to the generality of the foregoing all those goods transferred into the possession of BMG pursuant to sub-clause 2.1, or otherwise under, the Distribution Agreement ("the Agreement") of even date herewith between the Pledgor and BMG.

"Secured Liabilities" means all monies, obligations and liabilities whether principal interest or otherwise which may now or at any time in the future be due owing or incurred by the Pledgor to BMG on any account whatsoever or howsoever owing or incurred including without limiting the generality of the foregoing under or pursuant to the Agreement.

    2. Covenant to Pay

    2.1 The Pledgor covenants when the same shall be or become due or, in the absence of any specified due date (contained in the Agreement), on demand to pay and discharge the Secured Liabilities to BMG.

    3.  Pledge

    3.1 BMG shall have a pledge on the Pledged Goods which shall be continuing security for the payment or discharge of the Secured Liabilities.

    4.    Representations Warranties and Covenants by the Pledgor

    4.1  The Pledgor represents and warrants to BMG and undertakes that:

(a) it has good title to the Pledged Goods and that the documents referred to in clause 1.1 are valid and that the Pledged Goods are and will remain free from any pledge mortgage charge lien or any other encumbrance.

    5.   Authority

    5.1  Intentionally Deleted

    5.2 The Pledgor irrevocably authorizes BMG and its agents and nominees as the agent of the Pledgor to execute all documents and do all other acts and things whatsoever which BMG considers necessary or desirable to perfect its security or to effect any sale of any of the Pledged Goods or to enforce any rights to which the Pledgor or BMG is entitled in connection with the Pledged Goods.

    6.   Enforcement

    6.1 If any of the Secured Liabilities are not paid or discharged by the Pledgor in accordance with clause 2.1 BMG may without further notice to the Pledgor sell transfer or assign or otherwise dispose of the Pledged Goods in such manner and generally on such terms and conditions and for such consideration as BMG may in its absolute discretion think fit.

     6.2 BMG may apply the proceeds of the sale or other disposal of the Pledged Goods in or towards the payment of the costs incurred and the Secured Liabilities whether or not then due and payable in such order as BMG may in its absolute discretion determine.

     6.3 Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Pledge.

     6.4 BMG shall not be liable to account to the Pledgor (whether as mortgage in possession or on any other basis) for anything except its actual receipts or be liable to the Pledgor for any loss or damage arising from the possession or realization of the Pledged Goods or for any act default or omission in relation to them whether on the part of BMG or any of its agents or nominees.

      7.    Further Assurance

      7.1 The Pledgor shall whenever requested by BMG immediately execute and sign all such transfers and documents and do all such things as BMG may require at the Pledgor's cost for the purpose of perfecting its title or security to any of the Pledged Goods to BMG its agents or nominees or facilitating any sale or other disposition of any of the Pledged Goods or more effectively providing security to BMG for the payment and discharge of the Secured Liabilities.

     8.    Costs and Indemnity

     8.1 All costs charges and expenses properly incurred by BMG in relation to this Pledge shall be reimbursed by the Pledgor to BMG on demand on a full indemnity basis and until so reimbursed shall carry interest as mentioned in the definition of "Secured Liabilities" from the date of payment to the date of reimbursement.

     8.2 BMG and its agents shall be entitled to be indemnified on a full indemnity basis against all actions claims liabilities costs charges and expenses suffered or incurred by them directly or indirectly in connection with the Pledged Goods or in the exercise or purported exercise of any of the powers or discretion to which they are entitled under this Pledge and BMG may retain and pay all sums in respect of the same out of the proceeds of sale of the Pledged Goods.

     9.    Miscellaneous

     9.1 The security constituted by this Pledge shall be in addition to and shall not be prejudiced determined or affected or operate so as in any way to determine prejudice or affect any other security which BMG may now or at any time in the future hold for or in respect of all or any part of the Secured Liabilities nor shall any prior security held by BMG over the Pledged Goods or any part of them merge in the security constituted by this Pledge which will remain in force and effect notwithstanding any intermediate settlement of account as a continuing security until discharge by BMG.

     9.2 BMG may without discharging or in any way affecting the security created by this Pledge or any remedy of BMG grant time or other indulgence or abstain from exercising or enforcing any remedies securities guarantees or other rights which it may now or in the future have from or against the Pledgor and may make any other arrangement variation or release with any person or persons without prejudice either to this Pledge or liability of the Pledgor for the Secured Liabilities.

     9.3 The provisions of this Pledge shall be severable and if at any time any one or more such provisions is or become invalid illegal or unenforceable the validity legality and enforceability of the remaining provisions shall not in any way be impaired.

     9.4 The rights and remedies of BMG provided by this Pledge are cumulative and are not exclusive of any rights powers or remedies provided by law and may be exercised from time to time and as often as BMG may deem expedient.

     9.5 Any reference in this Pledge to any statute or any section of any statute shall be deemed to include reference to any statutory modification or re-enactment thereof for the time being in force.

     10.  Notices

     10.1 Any demand or notice under this Pledge shall be in writing signed by a Director of BMG or may be sent by post to the Pledgor's address specified in this Agreement. If such demand or notice is sent by post it shall be deemed to have been received on the day following the day on which it was posted and shall be effective notwithstanding that it was not in fact delivered or was returned undelivered.

     11.  Governing Law and Jurisdiction

     11.1 This Pledge shall be governed by and construed with the laws of England and the Pledgor hereby irrevocably submits to the non-exclusive jurisdiction of the English Courts.

    EXECUTED as a deed under   )
    the Common Seal of         )
    IMMEDIATE RECORDS LIMITED  )
    In the presence of         )


Director:/s/

Secretary:/s/E. A. Wallace